Exhibit 10.35

Athena Crypto Exchange FAQ and Terms of Service

What is ACE?

ACE was created to provide high-touch investment services for digital currency and digital assets. We wanted to specifically fill the value and convenience gap between the Athena Bitcoin ATM network and existing OTC platforms requiring very high investment amounts. Unlike typical exchanges, ACE prioritizes education, ease of use, and safety. We want to partner with each client to make sure they understand their digital asset investment and provide them with a quick and simple way to make a trade.

What assets do you support?

ACE-approved clients have access to buy and sell the following digital currencies: Bitcoin (BTC/XBT), Ethereum (ETH), and Litecoin (LTC). More assets might be available upon request. Just ask our traders!

There is a minimum of $10,000 per coin per transaction.

What payment forms do you accept?

Bank wires are the only accepted payment form at this time.

What are the fees?

ACE does not charge a commission on any transaction. Rather, you will be quoted a spread over the phone based on the relevant index that is competitive with the market. The price quoted to you is all-inclusive, and there will be no additional fees charged by ACE. As in all markets, spreads depend on liquidity and market conditions. Spreads are fully negotiated at the time of trade.

How does this work?

•	Approved ACE account holders will be able to call our dedicated trading line between 9 am and 5 pm Central time.
•	Our trader will ask for the amount and type of cryptocurrency you would like to purchase or sell to us.
•	You will send a wire directly to us, if purchasing, or send your crypto asset to an address provided by our trader.
•	Once you send us the payment in either USD or digital currency, we will begin the delivery process so that you receive your digital currency or US dollars. You will be emailed a confirmation and receipt for your completed trade and which should be used for your own accounting and tax purposes.

What is your delivery process?

Once the wire funds are received by ACE, the delivery process begins…

– If a customer is selling their digital currency to ACE, then ACE will transfer USD into the customer’s account

– If the customer is purchasing digital currency, then the client will be sent a small test transaction. ACE will select the amount and the customer will not know the amount of the test transaction. The customer will confirm the amount over a phone call with an ACE representative.

•	Once the test transaction is received and confirmed, the digital currency balance will be sent to the customer.
•	Customers will receive a receipt of their digital currency purchase or sale for their own accounting and tax reporting purposes

Can you help me store my digital currency?

•	Among the advantages of being our client and using our service is the opportunity to speak with a live specialist. We are digital currency experts who will answer any question regarding purchase and sales of digital assets and their security.
•	We can help you setup your own secure storage and best practices. We believe in digital currency as a tool for financial independence, so we do not offer custodial accounts like most exchanges. We would rather teach you how to secure your own coins and tokens.
•	ACE does not custody digital currency after purchase and payment by you. We deliver digital currency to you and our experts can instruct you how to custody your digital currency.